Liskow & Lewis
                                Attorneys at Law
                                One Shell Square
                         701 Poydras Street, Suite 5000
                             New Orleans, Louisiana
                                December 2, 1997
                     Writer's Direct Dial No. (504) 556-4112



Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, New York 10017


Ladies and Gentlemen:

         You have requested our updated opinion with respect to certain Louisiana income tax consequences of an investment in the Louisiana Municipal Series of shares of the Seligman Municipal Fund Series, Inc. (the "Fund").

         In rendering the opinion contained herein, we have relied upon the accuracy of the facts and representations previously provided to us as follows:

         The Fund is a diversified open-ended investment company incorporated in Maryland on August 8, 1983, which is, and will maintain its status during all relevant periods as a regulated investment company for federal income tax purposes as defined in Section 851 of the Internal Revenue Code of 1986, as amended, (the "Code").

         The Fund consists of several series, one of which is the Louisiana Municipal Series ("Louisiana Series"). Under normal conditions, the Louisiana Series attempts to invest 100%, and as a matter of fundamental policy, invests at least 80% of the value of its net assets in debt securities the interest on which is exempt from regular federal income

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tax and Louisiana income tax. Such interest may, however, be subject to the federal alternative minimum tax. In unusual circumstances, the Fund may invest up to 20% of the value of its net assets on a temporary basis in fixed income securities, the interest on which is subject to both federal and Louisiana income tax, pending the investment or reinvestment of those assets in tax-exempt securities or in order to avoid the necessity of liquidating portfolio investments to meet redemptions of shares by investors or where market conditions due to rising interest rates or other adverse factors warrant temporary investing for defensive purposes.

         The Fund's net investment income is declared daily and paid to shareholders monthly. The Fund distributes substantially all of any taxable net long and short-term gains realized on investments to shareholders early in the year following the year in which such gains are realized. The Louisiana Series notifies its shareholders within sixty (60) days after the close of the year as to the interest derived from securities which are exempt from Louisiana income taxes.

         By Act 242 of the 1991 Regular Session of the Louisiana Legislature, Louisiana Revised Statute 47:293(6) was amended by the addition of subparagraph
(d) which reads:

             (d) For the purposes of this Paragraph, income distributed by a trust, partnership, or mutual fund to an individual taxpayer shall retain the same character in his hands as it had in the hands of such distributor to the extent such income similarly retains it character for federal income tax purposes.

         For purposes of confirming the interpretation of this provision of law by the Louisiana Department of Revenue (the "Department"), we have obtained an updated ruling (the "Ruling") which acknowledges that to the extent distributions from a fund such as the Fund, to resident individual-shareholders are attributable to interest from obligations whose interest is exempt from Louisiana income tax pursuant to Louisiana law or the income from which Louisiana is prohibited from taxing by the Constitution or laws of the United States, fund dividends will be considered Louisiana tax-exempt interest income when received by the resident individual-shareholder.

         With respect to corporations, the amendment to La. R.S. 47:293 is not clear, and for that reason, we also sought in the Ruling to obtain from the Department its position as to the appropriate tax treatment of corporations receiving distributions from a fund such as the Fund. Concerning corporations, the Department has concluded that to the extent, for federal income tax purposes, distributions from a fund such as the Fund retain

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the same character in the hands of the recipient corporation as they had in the hands of the fund, they will similarly retain their character for Louisiana income tax purposes.

         We have further sought and obtained from the Department as part of the Ruling the Department's position with respect to the income tax treatment of income from a fund such as the Fund received by a trust or an estate. For taxable periods beginning before January 1, 1997, the Department has concluded that the law is not clear, although the Department is "inclined" to accept similar treatment by trusts or estates of distributions from a fund such as the Fund as would be afforded a trust or an estate under federal law. The Department specifically reserved the right to consider and apply a different interpretation at any time in the future.

         For taxable periods beginning after December 31, 1996, the Department has concluded that to the extent, for federal income tax purposes, distributions from a fund such as the Fund retain the same character in the hands of the recipient trust or estate as they had in the hands of the fund, they will similarly retain their character for Louisiana income tax purposes. This change in the Department's conclusion is the result of specific legislation, Act 41 of the 1996 Regular Session of the Louisiana Legislature, that conformed the Louisiana income tax applicable to trusts and estates to the corresponding provisions of the Code. Act 41 is effective for taxable periods beginning after December 31, 1996.

         With regard to each type of possible shareholder in the Fund considered by the Department, i.e., individual, corporation, trust, or estate, the Department also stated that the change in fundamental investment policy made by the Fund allowing it to invest in debt securities the interest from which could be subject to the federal alternative minimum tax would not affect the Department's opinion concerning the taxability of the Fund dividends in Louisiana. Louisiana does not tax interest in a "specified private activity bond," as defined in Code section 57(a)(5)(C), issued by the State of Louisiana or its political or governmental subdivisions, its governmental agencies, or instrumentalities authorized under the laws of the State of Louisiana to issue tax-exempt obligations.

         We understand that the Department has not issued a written policy setting forth the right of a taxpayer to rely on a private ruling; nor has the Department issued a formal written policy stating the conditions under which the Department may revoke or attempt to revoke a private ruling, and whether such revocation would be retroactively or prospectively applied. Accordingly, there can be no assurance that the Department will not issue a formal written policy in the future which is contrary to its current practices with respect to its adherence to its private rulings.

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         Subject to the foregoing and based on the Ruling, it is our opinion that to the extent distributions from the Fund to its Louisiana resident individual shareholders and corporate shareholders, and for tax periods beginning after December 31, 1996, to trust or estate shareholders, are attributable to exempt interest generated from tax-exempt obligations of the State of Louisiana or its political or governmental subdivisions, its governmental agencies, or instrumentalities authorized under the laws of the State of Louisiana to issue tax-exempt obligations ("Louisiana Tax-Exempt Obligations"), such exempt interest will not be included in an individual's adjusted gross income within the definition of La. R.S. 47:293, or a corporation's gross income, or a trust's or estate's gross income, nor will it constitute taxable income of a corporation, a trust, an estate, or a resident individual within the definition of La. R.S. 47:293. As a result of the application of the relevant Louisiana statutes, distributions received from the Fund by a corporation, a resident individual, a trust, or an estate (for trusts and estates, for taxable periods beginning after December 31, 1996) will not be subject to Louisiana income tax to the extent such distributions are attributable to the interest earned on Louisiana Tax-Exempt Obligations. To the extent that the distributions under the Louisiana Series are derived from sources other than interest on Louisiana Tax-Exempt Obligations, including long term or short term capital gains, such distributions will be subject to Louisiana income tax except to the extent Louisiana is prohibited from taxing such distributions by the Constitution or laws of the United States.

         Because of the uncertainty in the law and the unwillingness of the Department to commit itself to a binding position, we render no opinion with respect to the Louisiana tax treatment of distributions from the Fund received by a trust or an estate for taxable periods beginning before January 1, 1997.

         Non-resident individuals, corporations, and trusts and estates maintaining their legal domicile other than in the State of Louisiana will not be subject to Louisiana income tax on their Louisiana Series dividends.

         No opinion is expressed herein with respect to the legality or the enforceability of any future policies or changes in policies of the Department in connection with the binding effect of its private letter rulings.

         You have not requested and accordingly, we are not rendering any opinion with respect to Louisiana franchise, ad valorem, excise, sales, use, or other taxes other than Louisiana state income taxes applicable to dividend distributions from Louisiana Tax-Exempt Obligations to shareholders who are individuals, corporations, trusts, and estates.

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         This opinion is rendered as of the date hereof, and we make no undertakings to supplement our opinion with facts or circumstances which come to our attention or changes in the law, rules, regulations or administrative policies which may affect such opinions.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 31 to the Fund Registration Statement filed with the Securities and Exchange Commission by or on behalf of the Fund in connection with the Louisiana Series and to the reference to our firm name therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      LISKOW & LEWIS


                                      By: /s/ ROBERT S. ANGELICO
                                         -----------------------------
                                              Roberty S. Angelico